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                                                                   EXHIBIT 10.23

[AVANEX CORPORATION LETTERHEAD]

Peter R. Maguire
2913 Shadywood Lane
Plano, TX 75023


June 18, 1999

                                  OFFER LETTER

Dear Mr. Maguire,

     I am pleased to offer you a position with Avanex Corporation (the "Company") as a Vice President of Worldwide Sales commencing on June 28, 1999. This position will be based in Richardson, Texas. You will receive an annual salary of $165,000, which will be paid bi-weekly in accordance with the Company's normal payroll procedures. You will also receive a sign on bonus of $100,000. If you leave the Company voluntarily or the company terminates your employment for cause, you will pay off the balance of the sign on bonus, which is reduced by $8,333.33 per full month of your employment with the Company. You will also receive a sales commission, under a separate commission agreement, equal to 0.5% of sales amount made by June 30, 2000. The commission will be paid upon the collection of the sales and in quarterly basis. The commission agreement will be reviewed and renegotiated annually.

     As a Company employee, you are also eligible to receive certain employee benefits including Medical, Dental, and Vision insurance at no cost. Dependent coverage for these benefits is available at a minimal rate immediately.

     You will begin accruing time off / vacation at a rate of 1.25 day for each full month of employment up to 15 days a year. You are also entitled to have 8 national holidays plus 2 floating holidays with pay.

     We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an [incentive] stock option entitling you to purchase up to 550,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement.

     You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
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[AVANEX CORPORATION LETTERHEAD]


     I have enclosed our standard Proprietary Information Agreement as a condition of your employment. If you accept this offer, please return to me a signed copy of that agreement.

     In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     We look forward to working with you at Avanex Corporation.

                                        Sincerely,

                                        AVANEX CORPORATION


                                        /s/ WALTER ALLESSANDRINI
                                        ------------------------------
                                        Walter Allessandrini
                                        President and CEO

ACCEPTED AND AGREED TO this
19th day of June, 1999.


/s/ PETER R. MAGUIRE
------------------------------
Peter R. Maguire


Enclosures:  Duplicate Original Letter
             Proprietary Information Agreement